COVER SHEET
Master Cooperative Research and Development Agreement (CRADA)

[NOTE: This Cover Sheet is for internal management purposes only. It is not part of the Agreement and neither party is bound to anything contained in it]

Title: Collaboration to advance the Portable Neuromodulation Stimulator (PoNS™) device through FDA approval for assisted physical therapy in the treatment of soldiers and others with balance and gait disorder.

Effective Date:	1 February 2013	USAMRMC Control No. W81XWH-13-0145
Expiration Date:	31 December 2015	DA/TTPO Control No.

Primary NTIS Subject Code/Title:	334510 Electromedical and Electrotherapeutic Apparatus Manufacturing
Secondary NTIS Subject Code/Title:	N/A
STO Code/Title:	N/A
RAD:	USAMRMC CCCRP (RAD2)

Concurrence obtained from appropriate RAD/USSAMDA/CBMS-JPMO program managers: YES

Laboratories:	U.S. Army Medical Materiel Agency
693 Neiman Street
Fort Detrick, MD 21702-5001

U.S. Army Medical Materiel Development Activity
1430 Veterans Drive
Fort Detrick, MD 21702

Lab's Technical POCs:	Mr. Michael Husband for USAMMA
Phone: 301-619-4329
Email: michael.husband@amedd.army.mil

LTC David Shoemaker for USAMMDA
david.r.shoemaker@us.army.mil
301-619-7985

Lab's Legal Counsel:	Commander, U.S. Army Medical Research and Materiel Command
ATTN: MCMR-ZA-J (Mr. Jeremiah Kelly)
Fort Detrick, Frederick, MD 21701-5012
Voice Phone: (301) 619-6554 FAX Phone: (301) 619-5034

Company POC:	Mr. Philippe Deschamps
NeuroHabilitation Corporation
208 Palmer Alley, Newtown PA 18940
Phone: 614-596-2597
Email: pdeschamps409@gmail.com

Other Parties:	Advanced NeuroRehabilitation, LLC and its owners: Yuri P. Danilov, Mitchell E. Tyler, and Kurt A. Kaczmarek as inventors/background patent holders

Summary: Many soldiers in the Armed Forces suffer from balance and gait disorders subsequent to brain trauma from combat or other etiologies. Neuromodulation stimulation with the PoNS™ has been shown to aid in speeding up or increasing response to physical therapy in the treatment of vestibular disorder. The PoNS™ is presently an experimental device that has been successfully used in investigatory studies of human subjects with movement disorders. Further testing and design development are required to facilitate regulatory approval by the FDA and to meet the product requirements of its eventual end users.

A COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Among
NeuroHabilitation Corporation (Cooperator)
Yuri P. Danilov, Mitchell E. Tyler, Kurt A. Kaczmarek (Background Patent Owners)
Advanced NeuroRehabilitation, LLC (Exclusive Licensee of Background Patent)

and

US Army Medical Materiel Agency (USAMMA)
a subordinate activity of the US Army Medical Research and Materiel Command (USAMRMC), in
collaboration with the Combat Casualty Care Research Program (CCCRP)

and

US Army Medical Materiel Development Activity (USAMMDA)
(USAMMA and USAMMDA collectively as Laboratory)

            Article 1 Background

            1.00 This Agreement is entered into under the authority of the Federal Technology Transfer Act of 1986, 15 U.S.C. 3710a, et seq.

            1.01 Laboratory, on behalf of the US Government, and Cooperator desire to cooperate in research and development of the Portable Neuromodulation Stimulator (PoNS™) assisted physical therapy for the treatment of soldiers with balance and gait disorder according to the attached Statement of Work (SOW) described in Appendix A. NOW, THEREFORE, the parties agree as follows with the understanding that the Background Patent Owners and Advanced NeuroRehabilitation, LLC, which holds an exclusive license to the background patent, are included in this Agreement only to the extent needed to fulfill responsibilities under Articles 8 and 9 and Appendix B:

            Article 2 Definitions

            2.00 The following terms are defined for this Agreement as follows:

            2.01 "Agreement" means this Cooperative Research and Development Agreement (CRADA). The terms “Agreement” and “CRADA” are used interchangeably herein.

            2.02 "Invention" and "Made" have the meanings set forth in Title 15 U.S.C. Section 3703(7) and (8).

            2.03 "Proprietary Information" means information marked with a proprietary legend which embodies trade secrets developed at private expense or which is confidential business or financial information, provided that such information:

            (i) is not generally known, or which becomes generally known or available during the period of this Agreement from other sources without obligations concerning their confidentiality;

            (ii) has not been made available by the owners to others without obligation concerning its confidentiality;

            (iii) is not already available to the receiving party without obligation concerning its confidentiality; and

CRADA for PoNS Device	1	Proprietary

            (iv) is not independently developed by or on behalf of the receiving party, without reliance on the information received hereunder.

            2.04 “Regulatory Application” means investigational new drug application (IND), investigational device exemption (IDE), new drug application (NDA), biologics license application (BLA), premarket approval application (PMA), or 510(k) pre-market notification filing, 510(k), or another regulatory filing submitted to the US Food and Drug Administration (FDA) related to a product or an analogous foreign filing. The related terms, “sponsor” and “applicant,” are used herein consistent with the definitions and/or usage found in 21 CFR §§3.2(c), 312.3, 600.3(t), 812.3(n), 812 Subpart C, and 814.20.

            2.05 "Subject Data" means all recorded information first produced in the performance of this Agreement.

            2.06 "Subject Invention" means any Invention Made as a consequence of, or in relation to, the performance of work under this Agreement.

            Article 3 Research Scope and Administration

            3.00 Statement of Work. Research performed under this Agreement shall be performed in accordance with the SOW incorporated as a part of this Agreement at Appendix A. It is agreed that any descriptions, statements, or specifications in the SOW shall be interpreted as goals and objectives of the services to be provided under this Agreement and not requirements or warranties. Laboratory and Cooperator will endeavor to achieve the goals and objectives of such services; however, each party acknowledges that such goals and objectives, or any anticipated schedule of performance, may not be achieved.

            3.01 Review of Work. Periodic conferences shall be held between the parties for the purpose of reviewing the progress of work. It is understood that the nature of this research is such that completion within the period of performance specified, or within the limits of financial support allocated, cannot be guaranteed. Accordingly, all research will be performed in good faith.

            3.02 Principal Investigator. Any work required by the Laboratory under the SOW will be performed under the supervision of Michael Husband of USAMMA (michael.husband@amedd.army.mil, 301-619-4329) and LTC David Shoemaker of USAMMDA (david.r.shoemaker@us.army.mil, 301-619-7985) or other duly appointed Army Principal Investigators (PIs) as may be designated for a given phase or task of the CRADA, who, as designated Army PIs have responsibility for the scientific and technical conduct of this project on behalf of their respective Laboratory. Any work required by the Cooperator under the SOW will be performed under the supervision of Mitchell E. Tyler, metyler1@wisc.edu, who has responsibility for the scientific and technical conduct of this project on behalf of the Cooperator.

            3.03 Collaboration Changes. If at any time the co-PIs determine that the research, regulatory, or other data dictate a substantial change in the direction of the work, the parties shall make a good faith effort to agree on any necessary change to the SOW, obtain concurrences from the cognizant CCCRP Integrated Product Team (IPT) and/or working groups participating in the CRADA, and make the change by written notice to the addresses listed in section 13.05 Notices.

            3.04 Final Report. The parties shall prepare a final report of the results of this project within six months after completing the SOW.

            Article 4 Ownership and Use of Physical Property

            4.00 Ownership of Materials or Equipment. All materials or equipment developed or acquired under this Agreement by the parties shall be the property of the party which developed or acquired the property, except that government equipment provided by Laboratory (1) which through mixed funding or mixed development must be integrated into a larger system, or (2) which through normal use at the termination of the Agreement has a salvage value that is less than the return shipping costs, shall become the property of Cooperator.

CRADA for PoNS Device	2	Proprietary

            4.01 Use of Provided Materials. Both parties agree that any materials relating to them which were provided by one party to the other party will be used for research purposes only. Except as provided by Appendix B, the materials shall not be sold, offered for sale, used for commercial purposes, or be furnished to any other party without advance written approval from the provider's official signing this Agreement or from another official to whom the authority has been delegated, and any use or furnishing of material shall be subject to the restrictions and obligations imposed by this Agreement.

            4.02 Notwithstanding the foregoing, it is acknowledged that the PoNS™ is functionally complete and subject to a pending patent application on behalf of the owner thereof and that Laboratory shall not, without the prior written consent of Cooperator, modify, improve, alter the PoNSTM or integrate it into any larger system. It is the intent of the parties to this Agreement that no ownership rights to the PoNSTM accrue to Laboratory in the performance, or by virtue of, this CRADA.

            Article 5 Financial Obligation

            5.00 In accordance with Section III of the SOW: Cooperator will be responsible for the cost of the ongoing design and development of the PoNSTM device to ensure its commercial availability post investigation and FDA clearance; and Laboratory will utilize government funds for the cost of research, testing and submissions as described at Section III(A) of the SOW. Articles 5.01 through 5.04 only apply in the event that the parties subsequently decide and mutually agree to use funds from Cooperator to cover some of the cost of Laboratory work under this CRADA.

            5.01 Advance Payment. The performance of research by Laboratory under this Agreement may be conditioned on the advance payment by Cooperator of Laboratory's agreed upon costs for the performance of such research.

            5.02 Deposit Account. In the event that funds from Cooperator are required for Laboratory performance of work under this CRADA, such funds shall be deposited in a specifically designated Department of the Army deposit account, details of which shall be provided if and when needed. The deposits shall be made by check or money order and shall be made payable to DFAS with proper information to identify this particular CRADA.

            5.03 Insufficient and Excess Funds. Laboratory shall not be required to continue its research and development activities under this Agreement if the funds provided by Cooperator are insufficient to cover Laboratory's agreed upon costs for such continued activities. Funds not expended by Laboratory shall be returned to Cooperator upon Laboratory's submission of a final fiscal report to Cooperator.

            5.04 Accounting Records. Laboratory shall maintain separate and distinct current accounts, records, and other evidence supporting all its expenditures under this Agreement. Laboratory shall provide Cooperator a semi-annual report accounting for the use of Cooperator's funds and a final fiscal report within four months after completing the SOW or ending its research activities under this Agreement. The accounts and records of Laboratory shall be available for reasonable inspection and copying by Cooperator and its authorized representative.

            Article 6 Patent Rights

            6.00 Reporting. The parties shall promptly report to each other all Subject Inventions reported to either party by its employees. All Subject Inventions Made during the performance of this Agreement shall be listed in the Final Report required by this Agreement.

            6.01 Cooperator Employee Inventions. Laboratory waives any ownership rights the US Government may have in Subject Inventions Made by Cooperator employees and agrees that Cooperator shall have the option to retain title in Subject Inventions Made by Cooperator employees. Cooperator shall notify Laboratory promptly upon making this election and agrees to timely file patent applications on Cooperator's Subject Invention at its own expense. Cooperator agrees to grant to the US Government on Cooperator's Subject Inventions a nonexclusive, nontransferable, irrevocable, paid-up license in the patents covering a Subject Invention, to practice or have practiced, throughout the world by, or on behalf of the US Government. The nonexclusive license shall be evidenced by a confirmatory license agreement prepared by Cooperator in a form satisfactory to Laboratory.

CRADA for PoNS Device	3	Proprietary

            6.02 Laboratory Employee Inventions. Laboratory shall have the initial option to retain title to, and file patent application on, each Subject Invention Made by its employees. The Laboratory agrees to grant an exclusive license to any invention arising under this Agreement to which it has ownership to the Cooperator in accordance with Title 15 U.S. Code Section 3710a, on terms negotiated in good faith. Any invention arising under this Agreement is subject to the retention by the US Government of nonexclusive, nontransferable, irrevocable, paid-up license to practice, or have practiced, the invention throughout the world by or on behalf of the US Government.

            6.03 Joint Inventions. Any Subject Invention patentable under US patent law which is Made jointly by Laboratory employees and Cooperator employees under the Scope of Work of this Agreement shall be jointly owned by the parties. The parties shall discuss together a filing strategy and filing expenses related to the filing of the patent covering the Subject Invention. If a party decides not to retain its ownership rights to a jointly owned Subject Invention, it shall offer to assign such rights to the other party, pursuant to Paragraph 6.05, below. Any invention arising under this Agreement is subject to the retention by the US Government of nonexclusive, nontransferable, irrevocable, paid-up license to practice, or have practiced, the invention throughout the world by or on behalf of the US Government.

            6.04 Government Contractor Inventions. In accordance with 37 Code of Federal Regulations 401.14, if one of Laboratory’s Contractors conceives an invention while performing services at Laboratory to fulfill Laboratory’s obligations under this Agreement, Laboratory may require the Contractor to negotiate a separate agreement with Cooperator regarding allocation of rights to any Subject Invention the Contractor makes, solely or jointly, under this Agreement. The separate agreement (i.e., between the Cooperator and the Contractor) shall be negotiated prior to the Contractor undertaking work under this Agreement or, with the Laboratory’s permission, upon the identification of a Subject Invention. In the absence of such a separate agreement, the Contractor agrees to grant the Cooperator an option for a license in Contractor’s inventions of the same scope and terms set forth in this Agreement for inventions made by Laboratory employees.

            6.05 Filing of Patent Applications. The party having the right to retain title to, and file patent applications on, a specific Subject Invention may elect not to file patent applications, provided it so advises the other party within 90 days from the date it reports the Subject Invention to the other party. Thereafter, the other party may elect to file patent applications on the Subject Invention and the party initially reporting the Subject Invention agrees to assign its ownership interest in the Subject Invention to the other party.

            6.06 Patent Expenses. The expenses attendant to the filing of patent applications shall be borne by the party filing the patent application. Each party shall provide the other party with copies of the patent applications it files on any Subject Invention, along with the power to inspect and make copies of all documents retained in the official patent application files by the applicable patent office. The parties agree to reasonably cooperate with each other in the preparation and filing of patent applications resulting from this Agreement.

            6.07 Acknowledgement of Statement of Work. Nothing contained in this Article 6 is intended to alter or modify the provisions of Section 4.02 of this CRADA and/or the respective roles and responsibilities of the Laboratory and Cooperator as set forth in the SOW. It is acknowledged that it is not the intent or the expectation of the Parties that any Invention be Made pursuant to this Agreement.

CRADA for PoNS Device	4	Proprietary

            Article 7 Exclusive License

            7.00 Grant. The Laboratory agrees to grant to the Cooperator an exclusive license in each US patent application, and patents issued thereon, covering a Subject Invention, which is filed by the Laboratory subject to the reservation of a nonexclusive, nontransferable, irrevocable, paid-up license to practice and have practiced the Subject Invention on behalf of the United States.

            7.01 Exclusive License Terms. The Cooperator shall elect or decline to exercise its right to acquire an exclusive license to any Subject Invention within six months of being informed by the Laboratory of the Subject Invention. The specific royalty rate and other terms of license shall be negotiated promptly in good faith and in conformance with the laws of the United States.

            Article 8 Background Patent(s)

            8.00 Laboratory Background Patent(s). Laboratory has filed patent application(s), or is the assignee of issued patent(s), listed below which contain(s) claims that are related to research contemplated under this Agreement. No license(s) to this/these patent applications or issue patents is/are granted under this Agreement, and this/these application(s) and any continuations to it/them are specifically excluded from the definitions of “Subject Invention” contained in this Agreement: None.

            8.01 Cooperator Background Patent(s). Background Patent Owners warrant that they retain title to the patent application listed below, which contains claims that are related to research contemplated under this Agreement, such ownership obtained in accordance with the terms of a letter agreement with the National Institutes of Health, a fully executed copy of which will be provided to Laboratory. No license(s) to this/these patent applications or issue patents is/are granted under this Agreement, and this/these application(s) and any continuations to it/them are specifically excluded from the definitions of “Subject Invention” contained in this Agreement:

            “Non-invasive neuromodulation (NINM) for rehabilitation of brain function,” U.S. Patent Application number 12/348,301, filed 04 Jan 2009, by co-inventors Yuri P. Danilov, Mitchell E. Tyler, and Kurt A. Kaczmarek (collectively, Background Patent Owners). This patent application is licensed by the Background Patent Owners exclusively to Advanced NeuroRehabilitation, LLC, Madison, WI, which intends to license the patent application exclusively to Cooperator.

            Article 9 Subject Data and Proprietary Information

            9.00 Subject Data Ownership. Subject Data shall be jointly owned by the parties. Each party, upon request to the other party, shall have the right to review and to request delivery of all Subject Data, and delivery shall be made to the requesting party within two weeks of the request, except to the extent that such Subject Data are subject to a claim of confidentiality or privilege by a third party. If this Agreement is terminated, each Party agrees to provide the other with complete copies of all Subject Data within its possession.

            9.01 Proprietary Information/Confidential Information. Each party shall place a proprietary notice on all information it delivers to the other party under this Agreement that it asserts is proprietary. The parties agree that any Proprietary Information or Confidential Information furnished by one party to the other party under this Agreement, or in contemplation of this Agreement, shall be used, reproduced and disclosed by the receiving party only for the purpose of carrying out this Agreement, which expressly includes clinical and commercial development of the PoNSTM, and shall not be released by the receiving party to third parties unless consent to such release is obtained from the providing party.

            9.02 Army Limited-Access Database. Notwithstanding anything to the contrary in this Article, the existence of established CRADAs specifying areas of research and their total dollar amounts may be documented on limited access, password-protected websites of the US Army Medical Research and Materiel Command (the parent organization of Laboratory), to provide the Command’s leadership with a complete picture of military research efforts.

CRADA for PoNS Device	5	Proprietary

            9.03 Laboratory Contractors. Cooperator acknowledges and agrees to allow Laboratory’s disclosure of Cooperator’s proprietary information to Laboratory’s Contractors for the purposes of carrying out this Agreement. Laboratory agrees that it has or will ensure that its Contractors are under written obligation not to disclose Cooperator’s proprietary information, except as required by law or court order (in which case the Laboratory shall give sufficient notice to Cooperator of any such application for a court order in order for Cooperator to take such steps as necessary to file opposition to such application), before Contractor employees have access to Cooperator’s proprietary information under this Agreement.

            9.04 Release Restrictions. Laboratory shall have the right to use all Subject Data for any Governmental purpose, but shall not release Subject Data publicly except: (i) Laboratory in reporting on the results of research may publish Subject Data in technical articles and other documents to the extent it determines to be appropriate; and (ii) Laboratory may release Subject Data where release is required by law or court order. The parties agree to confer prior to the publication of Subject Data to assure that no Proprietary Information is released and that patent rights are not jeopardized. Prior to submitting a manuscript for review which contains the results of the research under this Agreement, or prior to publication if no such review is made, each party shall be offered an ample opportunity to review any proposed manuscript and to file patent applications in a timely manner.

            All publications will be provided to the Laboratory for review and sent to the US Army Medical Research and Materiel Command’s Public Affairs Office (PAO) for review and approval prior to use or release. Per USAMRMC regulation, such PAO review will include operational security (OPSEC) review.

            9.05 Public Affairs. As this work is or may have a high visibility, it is important that the same message be delivered to all stakeholders, including the public. Therefore, the parties agree that all releases of information related to this CRADA, to include press releases, shall be reviewed and approved by the USAMRMC PAO prior to release.

            9.06 FDA Regulatory Matters. This Agreement involves a product subject to regulation by the U.S. Food and Drug Administration (FDA) for which FDA clearance or approval will be sought. Accordingly, the parties agree on the provisions described in Appendix B.

            Article 10 Termination

            10.00 Termination by Mutual Consent. Cooperator and Laboratory may elect to terminate this Agreement, or portions thereof, at any time by mutual consent.

            10.01 Termination by Unilateral Action. Either party may unilaterally terminate this entire Agreement at any time by giving the other party written notice, not less than 30 days prior to the desired termination date.

            10.02 Termination Procedures. In the event of termination, the parties shall specify the disposition of all property, patents and other results of work accomplished or in progress, arising from or performed under this Agreement by written notice. Upon receipt of a written termination notice, the parties shall not make any new commitments and shall, to the extent feasible, cancel all outstanding commitments that relate to this Agreement. Notwithstanding any other provision of this Agreement, any exclusive license entered into by the parties relating to this Agreement shall be simultaneously terminated unless the parties agree to retain such exclusive license.

            Article 11 Disputes

            11.00 Settlement. Any dispute arising under this Agreement which is not disposed of by agreement of the principal investigators shall be submitted jointly to the signatories of this Agreement. A joint decision of the signatories or their designees shall be the disposition of such dispute, however; nothing in this section shall prevent any party from pursuing any and all administrative and/or judicial remedies which may be allowable.

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            Article 12 Liability

            12.00 Property. Except for a breach of the confidentiality provisions of Article 9, neither party shall be responsible for damages to any property provided to, or acquired by, the other party pursuant to this Agreement.

            12.01 Cooperator's Employees. Cooperator agrees to indemnify and hold harmless the US Government for liability of any kind involving an employee of Cooperator arising in connection with this Agreement, and for all liabilities arising out of the use by Cooperator of Laboratory's research and technical developments, or out of any use, sale or other disposition by Cooperator of products made based on Laboratory's technical developments, except to the extent the liability is due to the negligence of Laboratory and actionable under the provisions of the Federal Tort Claims Act. This provision shall survive termination or expiration of this Agreement.

            12.02 No Warranty. The parties make no express or implied warranty as to any matter whatsoever, including the conditions of the research or any Invention or product, whether tangible or intangible, Made, or developed under this agreement, or the ownership, merchantability, or fitness for a particular purpose of the research or any Invention or product.

            Article 13 Miscellaneous

            13.00 Governing Law. The construction, validity, performance, and effect of this Agreement shall be governed for all purposes by the laws applicable to the United States Government.

            13.01 Export Control and Biological Select Agents and Toxins. The obligations of the parties to transfer technology to one or more other parties, provide technical information and reports to one or more other parties, and otherwise perform under this Agreement are contingent upon compliance with applicable United States export control laws and regulations. The transfer of certain technical data and commodities may require a license from a cognizant agency of the United States Government or written assurances by the Parties that the Parties shall not export technical data, computer software, or certain commodities to specified foreign countries without prior approval of an appropriate agency of the United States Government. The Parties do not, alone or collectively, represent that a license shall not be required, nor that, if required, it shall be issued. In addition, where applicable, the parties agree to fully comply with all laws, regulations, and guidelines governing biological select agents and toxins.

            13.02 Independent Contractors. The relationship of the parties to this Agreement is that of independent contractors and not as agents of each other or as joint venturers or partners.

            13.03 Use of Name or Endorsements. (a) The parties shall not use the name of the other party on any product or service which is directly or indirectly related to either this Agreement or any patent license or assignment agreement which implements this Agreement without the prior approval of the other party. (b) By entering into this Agreement, Laboratory does not directly or indirectly endorse any product or service provided, or to be provided, by Cooperator, its successors, assignees, or licensees. Cooperator shall not in any way imply that this Agreement is an endorsement of any such product or service. Press releases or other public releases of information shall be coordinated between the parties prior to release, except that the Laboratory may release the name of the Cooperator and the title of the research without prior approval from the Cooperator.

            13.04 Survival of Specified Provisions. The rights specified in the following sections of this Agreement shall survive termination or expiration hereof:

i.	3.04
ii.	5.03
iii.	5.04
iv.	Article 6
v.	7.00
vi.	9.00

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vii.	9.03
viii.	9.04
ix.	Article 12
x.	Appendix B

            13.05 Notices. All notices pertaining to or required by this Agreement shall be in writing and shall be signed by an authorized representative addressed as follows:

If to Cooperator:
Philippe Deschamps
208 Palmer Alley
Newtown, PA 18940
Phone: 614-596-2597
Email: pdeschamps409@gmail.com

If to Laboratory:
Michael Husband
Acute Care Division
Program Management Office Medical Devices USAMMA
693 Neiman Street
Fort Detrick, MD 21702

            Any party may change such address by notice given to the other in the manner set forth above.

            Article 14 Duration of Agreement and Effective Date

            14.00 Effective Date. This Agreement shall enter into force as of the date it is signed by the last authorized representative of the parties.

            14.01 Signature Execution. This Agreement may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, which may be by facsimile signature, each of which when executed and delivered, by facsimile transmission, mail, or email delivery, will be an original and all of which will constitute but one and the same Agreement.

            14.02 Expiration Date. This Agreement will automatically expire on December 31, 2015 unless it is revised by written notice and mutual agreement.

[Signature Page Follows]

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For the Cooperator:

Philippe Deschamps
Chief Operating Officer
NeuroHabilitation Corporation

DATE 1/22/13

For Advanced NeuroRehabilitation, LLC and as Background Patent Owners:

Yuri P. Danilov

DATE 01/22/2013

Mitchell E. Tyler

DATE 01/22/13

Kurt A. Kaczmarek

DATE 1/22/13

For the US Government USAMMA:

Alejandro Lopez-Duke
Colonel, Medical Service Corps
Commander, U.S. Army Medical Materiel Agency

DATE 01 FEB '13

For the US Government USAMMDA:

Russell E. Coleman
Colonel, Medical Service Corps
Commander, US Army Medical Materiel Development Activity

DATE 31 Jan 13

CRADA for PoNS Device 9 Proprietary

APPENDIX A

STATEMENT OF WORK

I. Title: Collaboration to advance the Portable Neuromodulation Stimulator (PoNS™) device through FDA approval for assisted physical therapy in the treatment of soldiers and others with balance and gait disorder.

II. Background: Current treatment methods for treating balance disorders typically involve medication and various forms of vestibular rehabilitation and physical therapy. Cooperator has developed a novel approach to rehabilitating the injured or diseased human brain using cranial nerve non-invasive neuromodulation (CN-NINM). Sustained application of this stimulation, in conjunction with exercises targeted on a functional deficit, appears to effect changes in activity, and therefore function, of these targeted brain structures. CN-NINM has been tested on subjects having balance, posture and gait disorders due to vestibular, cerebellar, or brainstem trauma. When applied in conjunction with other therapeutic interventions for sensory and movement control, integrating CN-NINM has been demonstrated to create localized functional changes in brain activity levels which, along with observed improvements in balance, posture, gait and limb movement control, provides evidence of functional neurorehabilitation.

Many soldiers in the Armed Forces suffer from balance and gait disorders subsequent to brain trauma from combat or other etiologies. Neuromodulation stimulation with the PoNSTM has been shown to aid in speeding up or increasing response to physical therapy in the treatment of vestibular disorder. The PoNS™ is presently an experimental device that has been successfully used in investigatory studies of human subjects with movement disorders. Further testing and design development are required to facilitate regulatory approval by the FDA and to meet the product requirements of its eventual end users. An efficiently mass produced PoNSTM that suffers no decreased functionality or reliability could allow patients to regain normal activity in their civilian life, and for some, could allow them to return more quickly to their duty station or military mission.

The goal of this Agreement is to investigate, through the means of a blinded, well-designed study, to determine if the PoNSTM can be mass produced and deployed in a prototypical clinical setting without suffering any decreased functionality or reliability, and demonstrating safety and efficacy in a registrational clinical trial.

Related background intellectual property includes the trademark, PoNS™, a pending U.S. patent application as cited in Article 8.01, the current PoNS™ prototype design, and proprietary physical therapy protocols developed by scientists at the University of Wisconsin at Madison.

III. Collaboration:

A.	Subject to the availability of government funds to cover Laboratory costs, Laboratory agrees to:

1.	Serve as the Regulatory Sponsor of the PoNS™ for all formal and informal interactions with the FDA necessary to gain FDA clearance/approval, to include the initial 513(g) submission.
2.

Supply the facilities and personnel to execute and/or oversee the execution of clinical studies of the device for FDA clearance/approval in support of an intended use of the PoNS™ for the treatment of soldiers suffering from balance and gait disorders.

i.	Provide clinical trial monitoring
ii.	Provide full biostatical support
iii.	Provide data management oversight
iv.	Provide product technical oversight
v.	Provide safety pharmacovigilance and reporting to FDA
vi.	Device qualification/validation;

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vii.	Testing plan for release of devices;
3.	Conduct assessments of manufacturing facility and assist/advise facility in meeting FDA manufacturing requirements.
4.	Aid in designing the clinical protocols to study the PoNS™ device as an adjunct to specialized physical therapy in patients with balance and gait disorders.
5.	Provide advice and expertise on all Army administrative protocols and approvals to execute the studies with military personnel, reservists, and/or veterans.
6.	Prepare and submit the necessary regulatory filings for FDA to secure regulatory clearance or approval, after which such clearance/approval will be transferred to Cooperator.
7.	Ensure Cooperator receives copies of all formal and informal communications with
FDA related to the PoNS™ device.

B.	Subject to the availability of funds to cover Cooperator costs, Cooperator agrees to:

1.

Complete the commercial design, including ergonomics (e.g. user controls, comfort), and design for improved manufacturability, reliability, and field support and regulatory testing to comply with the FDA regulations for such devices.

2.

Work collaboratively with the Laboratory and other Army personnel to supply all the technical specifications, documentation and any other information required to address FDA requests on the pathway to obtaining FDA clearance/approval of the

PoNS™ device.
3.	Finalize the commercial design of the PoNS™ device so that the devices would be commercially available to the Army should the results of the study be positive.
4.	Identify and engage a commercial manufacturer post-FDA clearance of the device to produce the device for purchase of the Government.
5.	Provide expertise and training in the design of clinical study protocols.
6.	Provide expertise and training of Army and/or Veterans Affairs personnel in the physical therapy interventions required for clinical studies.

This SOW may be adjusted by the parties in accordance with Article 3.03 of the Agreement.

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APPENDIX B

GOVERNMENT RIGHTS TO ENSURE PRODUCT AVAILABILITY

This Appendix B only applies in the event that Cooperator is not able or willing to commercialize the subject technology within a reasonable period of time as defined herein from the expiration or termination of the CRADA.

The terms “Regulatory Application” and “sponsor” and “applicant” are used herein as defined in 2.04 of this Agreement. The term “subject technology” is used herein to mean the PoNS™ technology as described U.S. Patent Application number 12/348,301 as well as any improvements or modifications developed during the term of this CRADA.

The parties to this CRADA further agree as follows:

1.

USAMRMC will be the sponsor of the Regulatory Application described in this Agreement until said application is cleared or approved by the FDA, at which point USAMRMC will transfer such clearance or approval to Cooperator.

2.

During USAMRMC sponsorship, Laboratory will provide Cooperator, upon request, all communication, both formal and informal, to or from the FDA regarding the subject technology being developed under this CRADA. In addition, Laboratory will ensure that Cooperator staff are permitted the opportunity to participate in any sponsor meetings, both formal and informal, in which the subject technology is discussed with the FDA.

3.

After any transfer of the Regulatory Application from USAMRMC to Cooperator, and in the event that Cooperator fails to obtain any additional, required FDA approval or clearance or to satisfy any outstanding regulatory requirement due from the sponsor within two (2) years after the expiration or termination of this CRADA, or where the Cooperator fails to commercially market the regulated technology to the point where the US Government may purchase the technology within two (2) years after the expiration or termination of this CRADA, Cooperator will:

a.	transfer possession, ownership and sponsorship/holdership of any Regulatory Application, regulatory correspondence, and supporting regulatory information related to the subject technology to USAMRMC;

b.	inform FDA of the transfer of sponsorship or holdership of the Regulatory Application transferred under section 3a above; and

c.

provide the U.S. Government with a non-exclusive, paid-up, irrevocable license to any patent, copyright, data rights, proprietary information (as defined in section 2.03) or regulatory information held by the Cooperator, or obtained from the Cooperator by a third party, in order to permit the U.S. Government to pursue commercialization of the subject technology.

CRADA for PoNS Device	12	Proprietary

NOTICE OF MODIFICATION No. 1
of
COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
between

and

and

The Parties agree that two of the tasks listed under Section III-B of the CRADA Statement of Work (SOW) were inadvertently included in the scope of this CRADA.

1. Delete tasks 5 and 6 of Section III-B of the SOW.

2. Replace the PIs of both USAMMA and USAMMDA to now read:
   3.02 Principal Investigator. Any work required by the Laboratory under the SOW will be performed under the supervision of Scott Colmyer of USAMMA (scott.d.colmyer.civ@mail.mil, 301-619-6982) and Dr. Robert Miller of USAMMDA (robert.e.miller325.civ@mail.mil, 301-619-0317)...

3. Change the contact information for notices to be sent to Laboratory to now read:
   13.05 Notices. All notices pertaining to or required...
   If to Laboratory:
   Scott Colmyer
   Medical Materiel Solutions
   Program Management Office Medical Devices USAMMA
   693 Neiman Street
   Fort Detrick, MD 21702

4. Advanced NeuroRehabilitation, LLC will share all data with USAMMA.
5. NeuroHabilitation Corporation will provide all data supporting clinical claims for regulatory approval.
6. Add to following tasks to the SOW under USAMMDA agrees to:

Provide regulatory support as agreed upon for unregulated Studies. The associated budgets and funding reimbursement will be reviewed and agreed upon between USAMMA and USAMMDA.

For the Cooperator:

DATE 4/26/2014

Philippe Deschamps
Chief Operating Officer
NeuroHabilitation Corporation

For Advanced NeuroRehabilitation, LLC and as Background Patent Owners:

DATE 04/29/2014

Yuri P. Danilov

DATE 2014.04.29

Mitchell E. Tyler

DATE 4/29/2014

Kurt A. Kaczmarek

For the US Government USAMMA:

DATE 4/29/2014

Alejandro Lopez-Duke
Colonel, Medical Service Corps
Commander, U.S. Army Medical Materiel Agency

For the US Government USAMMDA:

DATE [illegible]

USAMMA - PoNS™ CRADA NOM 1 5 DEC 2013

Page 2 of 2

NOTICE OF MODIFICATION No. 2
of
COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
between

US Army Medical Materiel Agency (USAMMA)
a subordinate activity of the US Army Medical Research and Materiel Command (USAMRMC), in
collaboration with the Combat Casualty Care Research Program (CCCRP)

and

US Army Medical Materiel Development Activity (USAMMDA)
(USAMMA and USAMMDA collectively as Laboratory)

and

NeuroHabilitation Corporation (Cooperator)
Yuri P. Danilov, Mitchell E. Tyler, Kurt A. Kaczmarek (Background Patent Owners)
Advanced NeuroRehabilitation, LLC (Exclusive Licensee of Background Patent)

            The United States Army Medical Materiel Agency, 693 Neiman St. Fort Detrick, Maryland 21702-5012, U.S.A.; United States Army Medical Materiel Development Activity, 1430 Veterans Drive, Fort Detrick, Maryland 21702-5012, U.S.A. and NeuroHabilitation Corporation 208 Palmer Alley, Newtown, PA 18940, entered into a Cooperative Research and Development Agreement ("Agreement") (U.S. Army Medical Research and Materiel Command Control Number W81XWH-13-0145) on 1 February 2013, for research and development on "Collaboration to advance the Portable Neuromodulation Stimulator (PoNS™) device through FDA approval for assisted physical therapy in the treatment of soldiers and others with balance and gait disorder."

            The Parties agree that a modification is required to the agreement to better align with current objectives of the collaboration.

Now, the Parties desire to amend the Agreement as follows:

•	Appendix A. Section III A and B are changed to reflect the following:

o

The role of Regulatory Sponsor and executor of FDA-regulated studies in the pursuit of the original indication sought under this agreement (balance and gait disorder) has been shifted from the Laboratory to the Cooperator;

o

The original indication (balance and gait disorder) is removed from the Statement of Work and replaced with "military relevant neurological disorders, including but not limited to Tinnitus, PTSD, pain and any subsequent indications identified by the parties";

	o	The Cooperator will be the Regulatory Sponsor for all future indications governed by this CRADA;

o

The Laboratory will be responsible for supporting the execution of studies using the PoNS device as a treatment for mutually agreed-upon military relevant neurological disorders, including but not limited to Tinnitus, PTSD, pain and any subsequent indications identified by the parties; and

	o	The Cooperator will be responsible for the supply of devices in support of mutually agreed upon studies governed by this CRADA.

USAMMA- PoNS™ CRADA NOM 1_5 DEC 2013	Page 1 of 3

•	Appendix B.

o

Appendix B applies for any mutually agreed-upon military-relevant neurological disorders governed by the CRADA. Once the parties have mutually agreed that a neurological disorder is military relevant, as documented in any written communication between the parties, the terms and conditions of Appendix B apply and cannot be unilaterally modified or unilaterally rescinded;

	o	Section 1 is modified for reflect the role of FDA sponsor is the responsibility of the Cooperator;

	o	Section 2 is modified to require all FDA communication to be shared with Laboratory;

o

Section 3 is modified to extend from two (2) to four (4) years the time for Cooperator to obtain final regulatory approval or clearance. This extension to four (4) years is only in the event that a pre-market approval application (PMA) is required for the following PoNS indication: "aid to therapy for chronic balance deficits resulting from mild to moderate TBI." This clause remains unchanged as it relates to other indications governed by this agreement.

o

Section 3 is modified to extend from two (2) to four (4) years the timeframe for commercialization of the product. This clause remains unchanged as it relates to other indications governed by this agreement.

All other provisions of this Agreement, as previously amended, are unchanged.
IN WITNESS WHEREOF, the Parties have caused this modification to be executed by their duly authorized representatives as follows:

For the Cooperator:

/s/ Philippe Deschamps	DATE	12/22/2014
Philippe Deschamps
Chief Operating Officer
NeuroHabilitation Corporation

For Advanced NeuroRehabilitation, LLC and as Background Patent Owners:

/s/ Yuri P. Danilov	DATE	26 DEC 2014
Yuri P. Danilov

/s/ Mitchell E. Tyler	DATE	22 DEC 2014
Mitchell E. Tyler

/s/ Kurt A. Kaczmarek	DATE	26 DEC 2014
Kurt A. Kaczmarek

For the US Government USAMMA:

/s/ David Gibson	DATE
Colonel, Medical Service Corps
Commander, U.S. Army Medical Materiel Agency

USAMMA- PoNS™ CRADA NOM 1_5 DEC 2013	Page 2 of 3

For the US Government USAMMDA:

/s/ Stephen J. Dalal	DATE	12 JAN 15
Stephen J. Dalal
Colonel, Medical Service Corps
Commander, U.S. Army Medical Materiel Development Agency

USAMMA- PoNS™ CRADA NOM 1_5 DEC 2013	Page 3 of 3

NOTICE OF MODIFICATION No. 3
of
COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
between

and

and

- Article 3 Section 02 is changed to reflect the following:
  - Laboratory Principal Investigator is changed from Mr Scott Colmyer to Mr Brian Dacanay, 693 Neiman St, Fort Detrick, MD 21702, 301-619-4348, 301-619-9422, brian.i.dacanay.civ@mail.mil
- Article 14 Section 03 is changed to reflect the following:
  - Renewal: Expiration date will be an additional 2 years, to December 31, 2017 unless revised by written notice and mutual agreement.

USAMMA - PoNS™ CRADA MOD 3 151124 Page 1 of 2

For the Cooperator:

Philippe Deschamps
Chief Operating Officer
NeuroHabilitation Corporation

DATE 12/13/15

For Advanced NeuroRehabilitation, LLC and as Background Patent Owners:

Yuri P. Danilov

DATE 12/02/2015

Mitchell E. Tyler

DATE 05 DEC 2015

Kurt A. Kaczmarek

DATE 12/11/2015

For the US Government USAMMA:

DATE 28 DEC 15

For the US Government USAMMDA:

William E. Geesey
Colonel, Medical Service Corps
Commander, US Army Medical Materiel Development Activity

DATE 22 DEC 2015

USAMMA - PoNS™ CRADA MOD 3 151124

Page 2 of 2